Exhibit 4(d)

                              FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Agreement") is signed as of October 10, 2001 by Fund Asset Management, L.P. (the "Investment Adviser") and Merrill Lynch Focus Value Fund, Inc. (the "Fund").

      WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement, dated July 15, 1982, with the Fund whereby the Investment Adviser provides certain management and investment advisory services to the Fund;

      WHEREAS, the Investment Adviser desires to waive a portion of its fees;

      WHEREAS, the Investment Adviser understands and intends that the Fund will rely on this Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

      WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower Fund operating expenses than they would absent such waivers.

      NOW, THEREFORE, the Investment Adviser agrees to waive 0.15% of its 1.00% investment advisory fee, thereby reducing the investment advisory fee to 0.85% of the Fund's average daily net assets for the period of this Agreement.

      This contractual fee waiver shall be effective through November 30, 2002 and for annual periods thereafter unless the Investment Adviser shall notify the Fund of the termination of the contractual fee waiver not less than 30 days prior to the end of the then annual period.

      IN WITNESS WHEREOF, the Investment Adviser and the Fund have agreed to this Fee Waiver Agreement as of the day and year first above written.

                                  FUND ASSET MANAGEMENT, L.P.

                                  By:         /s/ Terry K. Glenn
                                          ---------------------------------
                                  Name:       Terry K. Glenn
                                  Title:      Executive Vice President


                                  MERRILL LYNCH FOCUS VALUE FUND, INC.

                                  By:         /s/ Donald C. Burke
                                          ---------------------------------
                                  Name:       Donald C. Burke
                                  Title:      Vice President and Treasurer